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                         GULF SOUTH MEDICAL SUPPLY, INC.
         EXHIBIT (11) - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
               THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 AND
                  NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

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


                                                                                        Three Months Ended         Nine months Ended
                                                                                           September 30,              September 30,
                                                                                        1997         1996         1997         1996
                                                                                      -------      -------      -------      -------
Average shares outstanding .....................................................       16,310       16,265       16,301       14,894

Net effect of common stock options - based on the treasury
    method using assumed fair market value equal to
    the higher of the average or the ending market value of
    the common stock during the three months ended
    September 30, 1997 and 1996 and the nine months ended
    September 30, 1997 and 1996 ................................................          368          156          275          191
                                                                                      -------      -------      -------      -------

Weighted average number of common shares .......................................       16,678       16,421       16,576       15,085
                                                                                      =======      =======      =======      =======

Net income .....................................................................      $ 4,616      $ 3,384      $12,665      $ 8,665
                                                                                      =======      =======      =======      =======

Net income per share ...........................................................      $  0.28      $  0.21      $  0.76      $  0.57
                                                                                      =======      =======      =======      =======
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